Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO (248) 312-2000

FOR IMMEDIATE RELEASE
Flagstar Bancorp Announces Expiration of Rights Offering
TROY, Mich., February 8, 2010 — Flagstar Bancorp, Inc., (NYSE: FBC) (the “Company”) , the holding company of Flagstar Bank, announced today that the subscription period of its previously announced rights offering expired at 5:00 p.m., New York City time, on February 8, 2010. In the aggregate, the Company will receive approximately $300.6 million of proceeds in connection with the exercise of subscription rights by its stockholders and will be issuing an aggregate of approximately 423.3 million shares of its common stock to participating stockholders. Of these amounts, the Company received $300.0 million in proceeds from MP Thrift Investments L.P., its controlling stockholder, on January 27, 2010 and issued approximately 422.5 million shares of the Company’s common stock at that time.
“We are pleased with the results of the offering and are grateful to our stockholders for their continued support,” said Joseph P. Campanelli, Chairman and CEO of Flagstar Bank.
Flagstar Bancorp, with $14.0 billion in total assets at December 31, 2009, is the secondly largest publicly held savings bank headquartered in the Midwest. At December 31, 2009, Flagstar operated 165 banking centers in Michigan, Indiana and Georgia and 23 home loan centers in 14 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing risks and uncertainties are not exclusive.